EXHIBIT 5.1 OPINION OF SCHONFELD & WEINSTEIN, L.L.P.






Schonfeld & Weinstein, L.L.P.
63 Wall Street
Suite 1801
New York, New York 10005


December 2, 1998

KBF Pollution Management, Inc.
KBF Plaza
One Jasper Street
Paterson, New Jersey 07522

Ladies and Gentlemen:

Reference is made to the registration statement on Form S-8 filed by KBF Pollution Management, Inc., a New York corporation (the "Company"), with the Securities and Exchange Commission in connection with the proposed issuance and sale by the Company of up to 50,000,000 shares of the Company's common stock, par value $.00001 per share (the "Common Stock"). As counsel for the Company in connection with the registration, we render the opinion set forth below.

We have examined originals or copies of documents, corporate records and other writings submitted to us, which we consider relevant for the purpose of this opinion. We have also reviewed the certificate of incorporation, bylaws and pertinent resolutions of the board of directors of the Company as submitted to us.

In connection with this examination, we have assumed the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On behalf of the Company, we have filed a registration statement on Form 10 to enable the Company to become a reporting company pursuant to the Securities Exchange Act of 1934, as amended. We have received notification from the Securities and Exchange Commission that such registration statement on Form 10 was declared effective, but the Commission requested certain amendments thereto. We have advised the Company of the Commission's response to the Form 10 filing, and irrespective of same, the Company has directed us to file a registration statement on Form S-8 before responding to the Commission's comments.

Based upon the foregoing, and such other legal considerations as we deem appropriate, we are of the opinion that, subject to the Securities and Exchange Commission's declaring this registration statement on Form S-8 effective, and in light of the Commission's request to amend the registration statement on Form 10, the maximum of 50,000,000 shares of common stock proposed to be sold by the Company under the terms of the Company's 1998 Stock Option Plan and the Company's 1994 Stock Option Plan (collectively, the "Plans"), when sold and issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the registration statement on Form S-8.

Very truly yours,

SCHONFELD & WEINSTEIN, L.L.P.

Schonfeld & Weinstein, L.L.P.